Exhibit 10.1
February 23, 2024
Via Email Delivery (Original to Follow)
Mr. Richard Palmer
3806 Newton Street
Torrance, CA 90505

Dear Richard,
In connection with your retirement, this letter confirms that your employment with Global Clean Energy Holdings, Inc. and all of its affiliates and subsidiaries (collectively, the “Company”) will end effective today, February 23, 2024.
To receive the post-employment benefits under the Separation and General Release Agreement attached hereto (the “Agreement”), please review and sign the Agreement where indicated, and return it to Antonio D’Amico by March 15, 2024.
The Agreement is an important document which you should examine carefully before signing. You may take up to twenty-one (21) days to consider it before signing it. This period is intended to allow you time to think about whether you want to sign the Agreement, and to seek legal advice in order to make an informed decision. You should consult with your attorney about this document.
The Agreement will not become effective or enforceable until seven (7) days after you sign it. You may revoke the Agreement at any time during this seven (7)-day period. If you do revoke the Agreement, you will not be entitled to any payments or benefits under this Agreement.
Please contact me promptly with any questions.
Sincerely,

_____________________________
Dave Walker
Chairman, Board of Directors

Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is entered into by and between the Global Clean Energy Holdings, Inc. (the “Company”) and Richard Palmer (“Employee,” together with the Company, the “Parties”).
Recitals:
A.In connection with Employee’s retirement, Employee’s employment with the Company ended on February 23, 2024 (“Separation Date”).
B.The Parties wish to enter into this Agreement to document the end of their employment relationship and any continuing obligations of the Parties to one another, and fully and finally resolve any potential disputes that may exist between them arising out of their employment relationship and the termination of such employment relationship.

C.Employee has been encouraged to seek legal counsel with respect to this Agreement and understands that he is waiving all potential claims, whether known or unknown, against the Company and its affiliates.

D.This Agreement is not, and should not be construed as, an admission or statement by either Party that it or any other Party has acted wrongfully or unlawfully, and both parties acknowledge they are not aware of any existing disputes between them.

Agreements:
In consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:
1.Separation Payment. In consideration of the promises and covenants made by Employee in this Agreement, including the general release of claims which forms a material part of this Agreement, and Employee’s compliance with all of the terms and conditions of this Agreement, and subject to Employee’s timely execution and non-revocation of this Agreement, the Company shall pay to Employee:
(a)    the equivalent of 14 months of pay, calculated based upon a base salary of
$350,000 per annum, less all applicable withholding and deductions (“Severance Payment”), which shall be payable to Employee in substantially equal installments over a 14-month period commencing on the first scheduled payroll date following expiration of the seven (7) day revocation period, and in accordance with the Company’s standard payroll practices and policies as in effect over the next 14 months; and

(b)     a one-time cash payment of $750,000, less all applicable withholding and deductions (such amount, collectively with the Severance Payment, the “Separation Payment”), which shall be payable within 30 days following the date on which (i) all amounts owed by the Company and its subsidiaries pursuant to that certain Credit Agreement, dated as of May 4, 2020, by and among BKRF OCB, LLC, BKRF OCP, and the senior lenders party thereto, have been paid in full and (ii) all outstanding shares of Series C Preferred Stock of the Company have been redeemed in full.

Exhibit 10.1
(c)     The Parties acknowledge and agree that the Separation Payment constitutes good and valuable consideration for Employee’s general release of claims set forth herein. Employee acknowledges and agrees that Employee is not entitled to the Separation Payment unless Employee signs and executes this Agreement within the designated twenty-one (21)-day consideration period and does not revoke this Agreement.

2.Accrued Wages and Vacation. By separate check, the Company will pay to Employee an amount equal to $68,965.46, for all accrued but unused vacation through the Separation Date less all applicable withholding and deductions. Following the Separation Date the Company will promptly pay Employee’s unpaid salary (if any), less all applicable withholding and deductions, for the pay period ending on February 24, 2024. Employee acknowledges and agrees that, upon the Company’s payment of any amounts due under this Section 2, Employee will have been paid all wages due, including all regular compensation, overtime compensation, bonuses, commissions, and all amounts owed for accrued but unused vacation pay; that the Company does not owe Employee any payments for business expenses related to Employee’s employment; and that Employee is not presently aware of any injury for which Employee may be entitled to file a claim for workers’ compensation benefits. Employee acknowledges and agrees that Employee is not eligible for any post-separation pay or benefits other than as provided in this Agreement.
3.Other Benefits. All other employment benefits shall cease effective on the Separation Date, except for the following:
(a)Pursuant to applicable state and federal law, Employee is eligible to continue group health insurance under COBRA, and a notice detailing Employee’s rights under COBRA and an election form will be sent to Employee. Employee acknowledges that Employee shall be solely responsible for obtaining such coverage through COBRA should Employee choose to do so. The Company shall reimburse Employee for medical, dental and vision premiums for coverage obtained during the period following the Separation Date and ending on October 15, 2025; provided that Employee delivers to the Company an invoice or other documentation evidencing that such premium payments have been made; provided, further, that in no event shall such reimbursements exceed $1,871.02 per month.

(b)Employee’s right to payments owing pursuant to that certain Executive Bonus Award dated as of May 3, 2023, between Employee and the Company (the “2022 Award”), and the Company’s Executive Bonus Award Acknowledgement of such document dated as of the date hereof, which, for the avoidance of doubt, will total $175,000.00 and be paid to Employee within the timeframe provided for in the 2022 Award;

(c)Employee’s right to accrued payments which, for the avoidance of doubt, will total $1,049,430.00, and be paid to Employee either (i) contemporaneously with the payment of all Awards pursuant to the terms of the Bakersfield Renewable Fuels, LLC 2023 Executive Short-Term Incentive Plan (“2023 Payment Date”) or (ii) in substantially equal installments over a period up to 12 months, plus interest at the Prime Rate (as quoted by The Wall Street Journal or any successor publication thereto) then in effect at the 2023 Payment Date, commencing on the first scheduled payroll date following the 2023 Payment Date and in accordance with the Company’s standard payroll practices and policies as in effect, in all instances such payment option to be at the Company’s sole discretion; and

Exhibit 10.1

(d)Employee’s right to options granted under the Amended and Restated Stock Option Agreement dated as of October 14, 2023, between the Company and the Employee (the “Option Agreement”) in effect as of the Separation Date, except that Company shall take all actions necessary to extend the expiration date of any such options in accordance with the terms of the Option Agreement, subject to all applicable approvals by the Company’s stockholders, the Board and any relevant committee thereof.

4.Unemployment Insurance. As further consideration for this Agreement, the Company agrees not to contest an application for unemployment insurance benefits should Employee elect to file for such with the California Employment Development Department (“EDD”). The Company makes no representations, promises, or guarantees with respect to Employee’s entitlement to unemployment benefits or to any amount that Employee could be awarded by the EDD.
5.Board Service. Employee understands and agrees that at such time as Employee’s ownership of outstanding shares of the Company falls at or below 10%, he will be deemed to have resigned his position as a member of the Board and will voluntarily take all steps necessary to effectuate his resignation from the Board. Employee shall not be eligible to receive cash compensation as a non-employee member of the Board pursuant to the Company’s non-employee director compensation policy until after the Severance Payment has been made in full.
6.Proprietary Information. Employee acknowledges that he has had access to Proprietary Information (as defined below) concerning the Company, its products, customers, vendors, and methods of doing business. Employee acknowledges that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company’s business. Subject to Employee’s protections set forth in Section 11, Employee agrees to hold in strict confidence and not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information. For purposes of this Agreement, the reference to “Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Employee, pertaining to or affecting the business of the Company or other affiliated companies or their clients, consultants, or business associates unless: (i) the information is or becomes publicly known through lawful means not requiring the permission or license of the Company; (ii) the information was rightfully in Employee’s possession or part of Employee’s general knowledge prior to employment by the Company or by virtue of Employee’s activities not related to employment by the Company; or the information was disclosed to Employee without confidential or proprietary restriction by a third-party who rightfully possesses the information (without confidential or proprietary restriction for the benefit of the Company) and did not learn it, directly or indirectly, from the Company on a confidential basis. Employee further agrees that the following information is included, without limitation, in the definition of Proprietary Information if the same is encompassed by the preceding sentence: (i) processes, trade secrets, electronic codes, customer information, computer software, source codes, proprietary techniques, inventions, improvements, and research projects; (ii) information about costs, budgets, profits, markets, employees, sales and lists of customers or vendors; (iii) plans for future development and new product concepts and marketing; and (iv) all documents, books, papers, drawings, models, sketches, studies, consultant's reports and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been given to Employee by the Company, as well as written or oral instructions or comments. Provided that Employee complies with his obligations under this Section 6, there shall be no limitation after the Separation Date on Employee’s right to engage in any type of employment, including

Exhibit 10.1
employment that may be deemed competitive with the Company’s business. For the avoidance of doubt, Employee shall have no duty to mitigate under this Agreement; and the Company shall have no right to offset, against any amount it owes to Employee, any amount earned by Employee from a third party or from self-employment.
7.Employee’s Return of Company Property. Employee confirms that he will immediately turn over to the Company all Proprietary Information of the Company including, but not limited to files, memoranda, records, and/or other documents or physical property which Employee received from the Company, or its employees or which he generated in the course of his employment with the Company. Employee further agrees to download to a disk and return to the Company any and all Proprietary Information contained on any electronic device in Employee’s possession and to destroy or erase the original files or copies of any such files after providing the disk to the Company per this Agreement and to cooperate with any Company designated representative in transitioning any project of Employee pending at the time of the Separation Date. Employee affirms and acknowledges that his obligations under California’s Uniform Trade Secrets Act and Unfair Trade Practices Act relating to the Company’s Proprietary Information shall continue in full force after the execution of this Agreement. Notwithstanding the foregoing, as long as Employee remains a member of the Board, he shall be allowed to retain such Proprietary Information and other Company property as is reasonably necessary to competently discharge Employee’s fiduciary duties under Delaware law as a member of the Board.
8.Employment Reference. All requests for employment references or information related to Employee’s employment shall be directed to the Company’s head of Human Resources. No other employee of the Company is authorized to give an employment reference for Employee. The Company’s Human Resources group will provide only Employee’s dates of employment and last position held.
9.General Release of Claims.
(a)Employee, on Employee’s own behalf and on behalf of his heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on his behalf, and in consideration of the promises, assurances, and covenants set forth in this Agreement, hereby fully releases the Company, its affiliates, its officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this Agreement is signed. Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. (the “ADEA”), any state laws concerning discrimination or harassment

Exhibit 10.1
including the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, and the California Business & Professions Code, or any other statutes, laws, regulations, or ordinances.

(b)Employee’s release under this Agreement also includes any claims released by Employee pursuant to that certain Deferred Compensation Side Letter and Release dated February 23, 2022 between the Company and Employee (the “Side Letter”).

(c)This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Employee or Company from filing a lawsuit for the exclusive purpose of enforcing their respective rights under this Agreement. Furthermore, and notwithstanding anything to the contrary in this Agreement, this release shall not limit or restrict Employee’s right under the ADEA to challenge the validity of this Agreement in a court of law.

(d)Employee represents that he has not filed any complaints, charges, or lawsuits against the Company or any of its affiliates with any Government Agency (as defined below) or any court, and subject to subsection 9(c) above, agrees that Employee will not initiate, assist, or encourage, any such actions. The Company hereby warrants and represents that, to its actual knowledge and as of the date of this Agreement, the Company has no basis to assert any legal claim or charge of any type whatsoever against Employee.

10.Waiver of Unknown Claims – Section 1542 Acknowledgment.

(a)It is the intention of Employee that this Agreement is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Employee recognizes that he may have some claim, demand, or cause of action against the Company or any of its affiliates of which he is totally unaware and unsuspecting which Employee is giving up by execution of this Agreement. It is the intention of Employee in executing this Agreement that it will deprive him of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties. In furtherance of this intention, Employee expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Employee hereby waives application of Section 1542 of the California Civil Code and any similar applicable law, statute, or regulation. This Agreement shall constitute the full and absolute release of all claims and rights released in this Agreement, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.
(b)Notwithstanding the foregoing, Employee further acknowledges that this release does not extend to claims for workers’ compensation benefits or to unemployment compensation benefits, and Employee is not waiving, and is not being required to waive, any right that cannot be waived by law.

Exhibit 10.1

11.Employee Protections.
(a)Nothing in this Agreement or otherwise shall be construed to prohibit Employee from filing a charge or complaint with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental regulatory or law enforcement agency with which Employee has a protected right to file a complaint and/or participate in an investigation or proceeding (“Government Agency”). However, Employee hereby disclaims and waives any right to share or participate in any monetary award or personal relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) resulting from the prosecution of such Government Agency charge or investigation (other than any governmental whistleblower awards), provided this shall not apply to certain claims filed with the Securities and Exchange Commission or with regard to any other claim not releasable as a matter of law.

(b)Pursuant to the Defend Trade Secrets Act of 2016, the Parties hereto acknowledge and agree that Employee shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

12.Acknowledgment of Waiver and Release of Claims under ADEA. Employee acknowledges and understands that Employee is waiving and releasing any rights Employee may have, if any, against the Company or any of its affiliates under the ADEA and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement, and that Employee is not prohibited from challenging the validity of this release and waiver of claims under the ADEA. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled, if anything. Employee acknowledges that Employee has had an adequate opportunity to seek the advice of counsel of Employee’s own choosing, has read this Agreement, has had an opportunity to ask questions have the Agreement explained to Employee and that Employee understands that this Agreement will have the effect of knowingly and voluntarily waiving any action that Employee may pursue, including breach of contract, personal injury, retaliation, discrimination or other claims arising prior to the Effective Date of this Agreement.

13.Effective Date; Revocation. Employee has up to twenty-one (21) days after Employee receives this Agreement to review and consider it, discuss it with an attorney of Employee’s own choosing, and decide to execute it or not execute it. The Parties agree that any changes made to this Agreement following Employee’s receipt of the Agreement do not restart the running of the twenty-one (21)- day period. Employee has seven (7) days after

Exhibit 10.1
Employee signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement, so long as it has not been revoked by Employee before that date (the “Effective Date”). In order to revoke this Agreement, within seven (7) days after Employee signs it, Employee must notify the Company in writing via e-mail to the Company’s General Counsel at antonio.damico@gceholdings.com stating that Employee is revoking it.
14.Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.
15.Confidentiality of Agreement. Subject to Employee’s protections set forth in Section 11, Employee agrees that he will keep the terms of this Agreement (including but not limited to the Separation Amount) completely confidential, and that Employee will not disclose any information concerning this Agreement or its terms to anyone other than Employee’s immediate family, legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause. This Section 15 shall not impede disclosures by Employee about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee believes is unlawful.
16.Non-Disparagement. To the fullest extent permitted by law, and subject to Employee’s protections set forth in Section 11, Employee agrees that, from and after the date of this Agreement, Employee shall not disparage or defame the Company or any of its affiliates, or any of their respective directors or officers (“Protected Persons”), nor shall Employee make any statements that are derogatory in any manner or which, it is reasonably foreseeable, may be harmful to the Company or any of its affiliates, or any of their respective directors or officers, or their respective businesses or reputations, whether orally or in writing, and regardless of whether such information or belief was acquired during or after Employee’s employment with the Company. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful; or limits Employee from engaging in concerted activity and communications protected under the National Labor Relations Act (to the extent applicable). Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from making any truthful statement in response to any statement made by the Company or a Protected Person which statement disparages or defames Employee.
17.Tax Consequences. Employee understands, acknowledges, and agrees that Employee shall be personally responsible for the payment of any and all federal, state, and local income taxes and other taxes that might apply to any payment to be made pursuant to the terms of this Agreement. Employee agrees to indemnify and hold harmless the Company for any and all amounts claimed due from Employee by a Government Agency related to payments made pursuant to this Agreement. The Company agrees to indemnify and hold harmless Employee for any and all amounts claimed due from Employee by a Government Agency related to a failure by the Company to withhold and remit all federal, state, and local income taxes that are required to be withheld and remitted as a result of payments made pursuant to this Agreement.
18.Liquidated Damages. Employee acknowledges that a material breach of any obligation pursuant to Section 6 (Proprietary Information), Section 7 (Return of Company Property in Employee’s Possession), Section 9 (General Release of Claims), Section 10 (Waiver of Unknown Claims), Section 15 (Confidentiality of Agreement), Section 16 (Non-Disparagement), and Section 17 (Tax Consequences) would cause great damage and injury to the Company and that such provisions provide a material element of the Company’s consideration for and inducement to enter into this Agreement. Employee understands that these provisions are material terms of this Agreement and that in the event of a breach, it would be impractical or

Exhibit 10.1
extremely difficult to assess the actual damages, and accordingly assess and fix as liquidated damages an amount equal to 10% of the Severance Payment for each individual breach by Employee of any provision identified in this paragraph; provided, however, that in no case shall the amount of liquidated damages due for multiple breaches of one or more of the aforementioned provisions exceed, in the aggregate, an amount equal to 15% of the Separation Payment, and further provided that no liquidated damages in any amount shall be payable until reviewed and approved by an arbitrator in accordance with the dispute resolution procedure set forth in this Agreement. Employee further agrees that the Company may, in addition to pursuing these liquidated damages and in addition to pursuing any other remedies that it may have in law or in equity, obtain an injunction against Employee from any court having jurisdiction over this matter, restraining any further violation of this Agreement.
19.Agreement Mutually Drafted. The Parties acknowledge that this Agreement was mutually drafted and that no provision shall be construed against either party as the drafter.
20.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A (as separation pay due to an involuntary separation from service, a short-term deferral, or a settlement payment pursuant to a bona fide legal dispute, etc.) shall be excluded from Section 409A to the maximum extent possible. If Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (as determined in accordance with Section 409A), to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six (6)- month period immediately following Employee’s separation from service will instead be paid on the first business day after the date that is six (6) months following Employee’s separation from service (or, if earlier, Employee’s date of death). For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
21.Knowing and Voluntary Agreement. Employee represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claim Employee might have against the Company and its agents that can be released voluntarily by the Parties under applicable law, understands that he has the right to consult counsel of choice and has either done so, or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source.
22.Entire Agreement. This Agreement sets forth the entire understanding between Employee and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Company and the termination of the employment relationship, including the Employment Agreement dated as of October 15, 2018, between the Company and the Employee, as amended from time to time; provided, however, that this Agreement does not supersede the documents referred to in Sections 3(b) or 3(d) of this Agreement or the Side Letter. Employee acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative of Company concerning the subject matter of this Agreement.

Exhibit 10.1
23.Resignation. Employee hereby (a) acknowledges that, as of the Separation Date, he shall have no authority to act on behalf of the Company or any of its subsidiaries except in his role as a member of the Board, without the prior written consent of the Company’s General Counsel, and (b) agrees that as a condition to any initial or installment payment of the Severance Payment, he shall execute and deliver to the Company a letter of resignation from his employment by the Company and all its subsidiaries. Without limiting the generality of clause (a) of this Section 23, Employee shall not be expected to, and shall not manage the day-to-day business and activities of the Company and its subsidiaries, and any engagement with management of the Company and its subsidiaries shall be limited to the extent as is reasonably necessary to competently discharge Employee’s fiduciary duties under Delaware law as a member of the Board of the Company.
[Rest of Page Intentionally Left Blank]

Exhibit 10.1
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.
I, RICHARD PALMER, ACKNOWLEDGE THAT I HAVE READ THIS WAIVER AND GENERAL RELEASE OF CLAIMS, UNDERSTAND IT AND THAT I AM VOLUNTARILY SIGNING IT.

Employee By: Richard Palmer Dated as of this __ day of ________, 2024	Global Clean Energy Holdings, Inc. By: Dave Walker Chairman, Board of Directors Dated: February 23, 2024

11